EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated the 7th day of January 2013, is by and between Data Call Technologies Corp., a Nevada corporation, having its principal place of business at 600 Kenrick, Suite B-12, Houston, TX 77060 (the "Company"), and Tim Vance (the "Executive").

WHEREAS, the Company has benefited from the services of Executive for many years, serving as chief executive officer, chief operating officer and director and desires to formalize the terms of the employment of Executive pursuant to this agreement ("Employment Agreement") and Executive desires to continue to be employed by the Company, as its chief executive officer and chief operating officer pursuant to this Employment Agreement.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Term of Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing on the date first set forth (the "Commencement Date") and terminating on January 30, 2018, subject to the provisions of this Employment Agreement. Such term of employment is herein called the "Employment Term.")

2. Employment. As of the Commencement Date, the Company hereby agrees to employ the Executive as chief executive officer and chief operating officer, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

3. Duties and Responsibilities. Executive shall serve as chief executive officer and chief operating officer during the Employment Term. Executive shall report to and be subject to the direction of the board of directors of the Company, of which the Executive shall perform duties which are consistent with his current title and position as chief executive officer and chief operating officer of the Company and such other duties as may be assigned to him from time to time by the board of directors which are consistent with his position of management and leadership. During the Employment Term, Executive shall devote his full time, skill, energy and attention to the business of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

4. Compensation and Benefits During the Employment Term:

(a) The Executive's base compensation shall be at the rate of $________ per month, for the term of this Agreement, payable in regular semi-monthly installments. At the election of the Executive, his compensation may be payable in shares of the Company's common stock, registered on Form S-8 under the Securities Act of 1933 or such other form as may be appropriate, or at the election of the Executive pursuant to an exemption from registration under the Act. Cash compensation shall be less applicable withholding for income and employment taxes as required by law and other deductions as to which the Executive shall agree. Such base compensation shall be subject to increases as and when determined by the Company's board of directors at its sole discretion. Any unpaid balance during the year shall be adjusted and paid on or before each fiscal year end.

(b) In addition to the Executive's base compensation, Executive will be entitled to a bonus as determined by the Company's board of directors from time to time. Further, the Executive shall be entitled to a special bonus in the event that lenders or investment bankers working with the Company require the personal guarantee of the Executive. In the event of a change in control of the Company, resulting in Executive ceasing to serve as the Company's chief executive officer and chief operating officer, Executive shall be entitled to receive and the Company shall pay to Executive within ninety (90) days of the change in control a sum equal to three (3) years of the base salary then payable to Executive under this Employment Agreement, and issue to Executive the shares underlying the common stock purchase warrants provided in 4(d) below, based upon and adjusted exercise price equal to par value of the shares at the date of the change in control.

(c) The Executive shall be entitled to reimbursement of all reasonable, ordinary and necessary business related expenses incurred by him in the course of his duties and upon compliance with the Company's procedures.

(d) The Executive shall be granted common stock purchase warrants, exercisable on a cashless basis, for 500,000 shares per annum commencing on February 1, 2012 and on each consecutive February 1st for a period of five (5) years, based upon an exercise price equal to the lower of: (i) the par value of the shares of common stock; or (ii) $.03 per share. The warrants will provide for an expiration date two (2) years following each annual grant, as set forth in the warrant agreement that will be attached to this employment agreement.

(e) In addition to the Executive's base compensation, and as an inducement for Executive agreeing to entering into this Employment Agreement for a term of five (5) years on a full-time basis, the Executive shall be issued an aggregate of 5,500,000 restricted shares of the Company's common stock ("Executive Shares"), subject to the following: (i) Executive shall have voting rights with respect to the Executive Shares from the date of issuance throughout the Employment Term, except that for the purposes of Executive's right (the "Right") to sell, transfer or assign the Executive Shares, such Right shall vest at the rate of 1,000,000 Executive Shares per year during the Employment Term; (ii) Executive's right to sell, transfer or assign Executive Shares shall be subject to the restrictions of Rule 144 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"); (iii) in the event that Executive shall elect, for any reason, to terminate his employment with the Company during the Employment Term, all rights of Executive to the Executive Shares shall immediately cease, including voting rights, rights to sell, transfer or assign the Executive Shares; and (iv) Executive consents pursuant to this Employment Agreement to the cancelation by the Company's transfer agent of any remaining Employment Shares without any further action or approval of Executive.

5. Termination. The Company may terminate this Employment Agreement: (i) for death or disability under Section 5(a) or 5(b); (ii) with "cause" as set forth under Section 5(c); or by the Executive for good reason as defined under Section 5(d). All other terminations which may occur shall constitute a breach of this Employment Agreement.

(a) The Company shall have the right to terminate the employment of the Executive under this Employment Agreement for disability in the event Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by the Company hereunder for a period of more than one hundred and twenty (120) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability policy paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving full payment under this Employment Agreement.

(b) This Employment Agreement shall terminate upon the death of Executive.

(c) The Company may terminate this Employment Agreement at any time because of (i) Executive's material breach of any term of this Employment Agreement; (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in each case, however, that the Company shall not terminate this Employment Agreement pursuant to this Section 5(c) unless the Company shall first have delivered to the Executive a written notice which specifically identifies such breach or misconduct and the Executive shall not have cured the same within thirty (30) days after receipt of such notice; (iii) Executive's gross negligence in the performance of his duties or (iv) the failure of Executive to perform his essential duties or comply with reasonable directions of the board of directors.

(d) The Executive may terminate his employment for "Good Reason" if:

(i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

(ii) his compensation is reduced, other than by reason of the limited cash flow of the Company and such reduction is also applied to other executive officers of the Company;

(iii) the Company shall file a petition for bankruptcy or re-organization under the federal bankruptcy statues or an involuntary petition is filed against the Company and not removed or withdrawn within thirty (30) days or the Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for termination hereunder or to contest in good faith said notice. Further, if such contest is not resolved within thirty (30) days the Company shall submit such dispute to arbitration, under Section 7.

6. Arbitration. If a dispute should arise regarding this Employment Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of a single arbitrator in Harris County, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be initiated by written demand. This Employment Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive and binding on the Company and the Executive, and judgement may be entered in the District Court of Harris County, Texas, for enforcement and other benefits. On appointment, the arbitrator shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator, Executive, Executive's attorneys, and an designated representatives of the Company and their respective attorneys. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Executive and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgement enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party.

7. Opportunities. During his employment with the Company, and for one year thereafter, Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

8. Survival. In the event that this Employment Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Sections 7 of this Employment Agreement shall survive such termination.

9. Indemnification.
(a) The Company agrees to indemnify and hold harmless Executive against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation that is in any way related to the Executive's employment with the Company (whether or not in connection with any action in which the Executive is a party). Such indemnification does not apply to acts performed by Executive, which are criminal in nature or a violation of law. The Company also agrees that Executive shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Company, for, or in connection with, the engagement of the Executive under the Agreement, except to the extent that any such liability resulted primarily and directly from Executive's gross negligence and willful misconduct.

(b) These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Executive or the persons indemnified below in this sentence and shall extend to the following: the Executive, his affiliated entities, partners, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, the "the Executive Parties").

(c) If any action, suit, proceeding or investigation is commenced, as to which any of the Executive parties propose indemnification under the Agreement, they shall notify the Company with reasonable promptness; provided however, that any failure to so notify the Company shall not relieve the Company from its obligations hereunder. The Executive Parties shall have the right to retain counsel of their own choice (which shall be reasonably acceptable by the Company) to represent them, and the Company shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against the Executive Parties made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the party seeking indemnification, which shall not be reasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

(d) The indemnification provided by this Section 9 shall not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company's Articles of Incorporation, Bylaws, any law, agreement or vote of shareholders or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of Executive, both as to action in his Employment and as to action in any other capacity.

(f) Neither Termination nor completion of the Employment shall effect these indemnification provisions which shall then remain operative and in full force and effect.

10. Contents of Employment Agreement, Parties in Interest, Assignment. This Employment Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Employment Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Employment Agreement shall not be amended except by a written instrument duly executed by the parties.

11. Severability. If any term or provision of this Employment Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Employment Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company, addressed to:

Data Call Technologies Corp.
600 Kenrick, Suite B-12
Houston, Texas 77060

If to Executive, addressed to:

Tim Vance
_________________
_________, Texas ______

or to such other address as the one party shall specify to the other party in writing.

13. Counterparts and Headings. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the day and year first above written.

Data Call Technologies Corp.

By:_______________________________
Gary Woerz, Chief Financial Officer and Secretary

Executive

By:________________________________
Tim Vance